Exhibit 3.52

ARTICLES OF INCORPORATION

OF

CAPS of Virginia, Inc.

The undersigned, for the purpose of organizing a corporation under the provisions and subject to the requirements of Chapter 9 of Title 13.1 of the Code of Virginia, and the acts amendatory thereto, and known as the “Virginia Stock Corporation Act” (the “Act”), hereby certifies that:

FIRST: The name of the corporation (hereinafter called the “Corporation”) is

CAPS of Virginia, Inc.

SECOND: The business purposes for which the Corporation is organized are to transact any and all lawful business or other activities not required to be specifically stated in these Articles of Incorporation in accordance with Section 13.1-620 of the Act.

THIRD: The aggregate number of shares that the Corporation is authorized to issue is One Thousand (1,000) shares of common stock, ten cents ($.10) par value per share.

FOURTH: The post office address of the initial registered office of the Corporation in the Commonwealth of Virginia is 5511 Staples Mill Road, Richmond, Virginia 23228. County of Henrico

FIFTH: The name of the initial registered agent of the Corporation is Edward R. Parker, who is a resident of the Commonwealth of Virginia, a member of the Virginia State Bar, and whose business office is identical with the registered office of the Corporation.

SIXTH: The Corporation shall, to the fullest extent permitted by the provisions of the Virginia Stock Corporation Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said provisions from and against any and all of the expenses, liabilities, or other matters referred to in or covered by said provisions, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, vote of shareholders or disinterested directors, or otherwise, both as to action in his official capacity and as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

I, the undersigned, being the sole incorporator, for the purpose of forming a Corporation under the Virginia Stock Corporation Act, do hereby certify that the facts herein are true, and accordingly have hereto set my hand this 17th day of October, 1995.

/s/ Fred C. Chase
Fred C. Chase, Incorporator
Mintz, Levin, Cohn, Ferris,
Glovsky and Popeo, P.C.
One Financial Center
Boston, MA 02111

COMMONWEALTH OF VIRGINIA

STATE CORPORATION COMMISSION

October 18, 1995

The State Corporation Commission has found the accompanying articles submitted on behalf of

CAPS OF VIRGINIA, INC.

to comply with the requirements of law, and confirms payment of all related fees.

Therefore, it is ORDERED that this

CERTIFICATE OF INCORPORATION

be issued and admitted to record with the articles of incorporation in the Office of the Clerk of the Commission, effective October 18, 1995.

The corporation is granted the authority conferred on it by law in accordance with the articles, subject to the conditions and restrictions imposed by law.

STATE CORPORATION COMMISSION

By

Commissioner

CORPACPT

CIS20436

95-10-18-0511